                                    June 18, 1997



VIA FACSIMILE AND U.S. MAIL
---------------------------

John L. Ruppert, Esq.
Brownstein, Hyatt, Farber
  & Strickland, P.C.
410 17th Street
22nd Floor
Denver, Colorado  80202

          Re: Sanwa Business Credit Corporation ("Sanwa"): Brothers Gourmet Coffee, Inc. (the "Company") - Forbearance Agreement, Dated May 15, 1997 - (the "Forbearance Agreement")

Dear John:

          I write on behalf of Sanwa in furtherance of my letter to you dated May 27, 1997. All capitalized terms used in this letter but not otherwise defined herein shall have the meanings ascribed to them in the Forbearance Agreement. Sanwa agrees that the date of June 22, 1997 contained at Section 5.4(c) of the Forbearance Agreement is hereby deleted in its entirety and replaced with the date July 7, 1997. Additionally, in the event that the Company receives a written commitment to lend from BankBoston on or before July 7, 1997, then Sanwa will not require the Company to retain the Consultant under
Section 5.4 of the Forbearance Agreement until the earlier of either August 1, 1997 or such date as BankBoston advises the Company that it is no longer obligated under its commitment letter or is no longer pursuing refinancing on terms set forth in the commitment letter.


                              Very truly yours,



                              Terry John Malik
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John Ruppert
May 27, 1997
Page 2


TJM/cal

cc:  Mark Holmes
     Jeffrey E. Altshul, Esq.